UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to

Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/ / Definitive Proxy Statement

/x/ Definitive Additional Materials

/ / Soliciting Material Pursuant to §240.14a-12

GEORESOURCES, INC.

-----------------------------------------------------------------------------------------

(Name of Registrant as Specified in its Charter)

NONE

------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

/ / Fee paid previously by written materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

GeoResources, Inc.

1407 West Dakota Parkway, Suite 1-B

Williston, North Dakota 58801

YOUR VOTE IS IMPORTANT – PLEASE VOTE IMMEDIATELY

April 2, 2007

Dear Fellow Shareholder:

At our March 29, 2007 Special Meeting of Shareholders in Williston, North Dakota, the proposals relating to the issuance of our common stock in the merger agreement with Southern Bay Oil & Gas, L.P. and Chandler Energy, LLC and our restated 2004 Employees’ Incentive Plan were APPROVED BY A VAST MAJORITY OF THE QUORUM THAT VOTED.  However, while the votes on Proposal 2 (authorizing an increase in our capital stock) were also cast by a vast majority “FOR”, it requires approval by a supermajority of 2/3rds of our outstanding shares rather than a simple majority vote of a quorum… and despite an extensive effort by our staff and our contract proxy solicitors, we did not receive the requisite vote. We believe this lack of a supermajority vote is due simply to shareholders not voting and the inability to locate all shareholders.

The vote on Proposal 2 puts us in a quandary.  In short, our shareholders have delivered a mandate to your Board to complete the merger agreement with Southern Bay and Chandler Energy, but your company does not have enough authorized shares to currently finalize the transactions.

While there may be other means to fulfill the mandate of the shareholders and finalize the mergers, those actions could result in additional expense and delay.  Therefore, the Special Meeting was adjourned until April 17, 2007 to solicit additional votes for Proposal 2.  In order to adopt the proposal, we need to collect about 565,000 more “FOR” votes or about 14.9% of our outstanding shares.  PLEASE JOIN THE MAJORITY OF YOUR FELLOW SHAREHOLDERS IN VOTING “FOR”THIS PROPOSAL.

As we indicated in our February 23, 2007 proxy statement to you, among other matters, in the opinion of management and the board of directors:

▪

We need to become larger.  Access to capital is critical to growth and size is critical to attractive capital access.  Further, most institutional investors cannot even consider an oil and gas company with $16 million of total assets such as ours, no matter how good earnings might be.

▪

Yes, I fully recognize that the ownership of our current shareholders will be reduced to 26.2 % of the combined Company.  But, in the opinion of your Board and management and per the Fairness Opinion delivered by C.K. Cooper & Company, pre mergers shareholders are not likely to be reduced in VALUE.  We will just own a smaller piece of a much bigger combined entity.  For example, our total assets will increase by over 730% from $16 million to $117 million (see Page F2 of the proxy statement), we will have additional capital on hand of $14.4 million (see the first page of the proxy statement) and our oil and gas reserve volumes will increase over 258% from 3.1 million barrels of oil equivalent (“BOE”) to 8.0 million BOE (see Page 44 of the proxy statement).

▪

Our company headed up by Frank Lodzinski as CEO post mergers will be staffed with additional qualified petroleum engineering, geological, accounting and land professionals that we will need to move forward in our industry, something that currently is in very short supply.

▪

Our oil and gas reserve composition post mergers will be diversified and balanced (see Page 44 of the proxy statement). Your Board believes this will make the combined entity more attractive to the investing public, investment professionals and institutional investors.

In closing, I strongly believe in this merger combination with Southern Bay and Chandler Energy, and the votes cast at the March 29, 2007 meeting indicated our shareholders do as well, BUT WE NEED MORE VOTES “FOR” PROPOSAL 2 IN ORDER TO COMPLETE THE PROPOSED TRANSACTIONS.  If you have already voted your shares with a “FOR” on Proposal 2, thank you.  If you voted “NO” and this letter changes your mind, or you did not vote at all, I urge you to save your company additional delay and expenses and vote your decision as soon as possible.  I apologize for any annoyance our solicitation effort might have caused you, but your Board believes it is our obligation to realize the will of the vast majority of shareholders who voted in favor of the proposed transactions.  Time is of the essence.  PLEASE VOTE TODAY.

Sincerely,

GEORESOURCES, INC.

/s/  J. P. Vickers

Jeffrey P. Vickers

President

Enclosure